EXHIBIT 99.1

Quanex Building Products Announces First Quarter 2023 Results and Provides Full Year 2023 Guidance

Balance Sheet and Liquidity Remain Strong
Significant Improvement in Cash Provided by Operating Activities
Revenue Growth in NA and EU Fenestration Segments, Excluding FX Impact
Integration of LMI Custom Mixing Assets on Track
Cautiously Optimistic on Second Half of 2023
Positive Long-Term View on Residential Housing Market Remains Intact

HOUSTON, March 09, 2023 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced its results for the three months ended January 31, 2023.

The Company reported the following selected financial results:

	Three Months Ended January 31,
($ in millions, except per share data)	2023	2022
Net Sales	$261.9	$267.0
Gross Margin	$51.8	$55.2
Gross Margin %	19.8%	20.7%
Net Income	$1.9	$11.2
Diluted EPS	$0.06	$0.34

Adjusted Net Income	$6.1	$11.3
Adjusted Diluted EPS	$0.18	$0.34
Adjusted EBITDA	$20.5	$24.4
Adjusted EBITDA Margin %	7.8%	9.1%

Cash Provided by (Used For) Operating Activities	$3.1	($21.7
Free Cash Flow	($4.4)	($29.0)

(See Non-GAAP Terminology Definitions and Disclaimers section, Non-GAAP Financial Measure Disclosure table, Selected Segment Data table and reconciliation tables for additional information)

George Wilson, President and Chief Executive Officer, stated, “Our results for the first quarter of 2023 were generally as expected with the only caveat being an elevated level of customer inventory re-balancing initiatives in our fenestration segments. We believe we are seeing a return to what is normal seasonality in our business.   In addition to lower market demand year-over-year, results for the quarter were impacted by higher stock-based compensation expense from the increase in our stock price, one-time transaction and advisory fees, increased interest expense related to rising rates on the debt we incurred to fund the acquisition of LMI Custom Mixing, LLC (“LMI”), and foreign exchange translation. While results in our legacy North American Fenestration segment were impacted by market volume declines and customer inventory rebalancing initiatives, the LMI business performed well and controllable operational performance in the legacy business continues to be strong. Results in our North American Cabinet Components segment were impacted by index related price decreases and soft market demand; however, margins were consistent compared to the same period of last year. Our European Fenestration business performed well despite additional macroeconomic headwinds, including the war in Ukraine and increased energy costs. In fact, after adjusting for the foreign exchange translation impact, we generated revenue growth in Europe and margins held up nicely. As we look ahead, it is important to note that while pricing for raw materials and related surcharges are declining, inflationary pressures still exist in many areas. We are focused on making sure our product pricing takes all factors into account.

“Notwithstanding some near-term macroeconomic challenges, our balance sheet remains strong even after accounting for the debt we borrowed to fund the acquisition of LMI. The integration of LMI is going well, and we have already started realizing synergies. Despite the overall softness compared to the same period of 2022, we were still able to pay down some debt towards the end of the first quarter and our leverage remains low.”

First Quarter 2023 Results Summary

The Company reported net sales of $261.9 million during the three months ended January 31, 2023, which represents a decrease of 1.9% compared to $267.0 million for the same period of 2022. The decrease was mostly attributable to softer demand, customer inventory rebalancing initiatives and foreign exchange translation impact. Quanex realized net sales growth of 4.3% for the first quarter of 2023 in its North American Fenestration segment, which was driven by the contribution from LMI. Excluding LMI, net sales in the North American Fenestration segment would have declined by approximately 7% year-over-year. The Company reported a decline in net sales of 12.3% in its North American Cabinet Components segment and an increase of 3.9% in net sales in its European Fenestration segment, excluding foreign exchange impact. (See Sales Analysis table for additional information)

The decrease in earnings for the three months ended January 31, 2023 was largely due to lower volumes, one-time transaction and advisory fees, foreign exchange translation, higher interest expense and increased stock-based compensation expense, mostly due to stock price appreciation.

Balance Sheet & Liquidity Update

As of January 31, 2023, the Company had total debt of $155.1 million ($100.0 million excluding real-estate leases that are considered “finance” leases under U.S. GAAP) and Quanex’s leverage ratio of Net Debt to LTM Adjusted EBITDA was 0.8x (0.4x excluding these real-estate leases). As previously disclosed, the Company borrowed $92 million to acquire substantially all the assets of LMI on November 1, 2022. As of January 31, 2023, the Company’s LTM Adjusted EBITDA was $148.6 million and LTM Net Income, the most directly comparable GAAP measure, was $79.0 million.   (See Non-GAAP Terminology Definitions and Disclaimers section, Net Debt Reconciliation table and Last Twelve Months Adjusted EBITDA Reconciliation table for additional information)

Quanex’s liquidity was $263.0 million as of January 31, 2023, consisting of $43.0 million in cash on hand plus availability under its Amended and Restated Senior Secured Revolving Credit Facility due 2027, less letters of credit outstanding.

Outlook

Mr. Wilson commented, “While the near-term outlook for our business remains somewhat cautious, our long-term view has not changed, and we believe the underlying fundamentals for the residential housing market remain positive. Considering these strong market fundamentals, and our belief that we have returned to a more normalized seasonality pattern, we are cautiously optimistic that demand will improve in the second half of our fiscal year. That said, we are also proactively working to adjust our cost structure to protect margins in the event that second half improvement doesn’t materialize as currently expected. Overall, on a consolidated basis, and assuming fundamentals do not worsen materially, we estimate we will generate net sales of $1.12 billion to $1.16 billion, which we expect will yield approximately $130 million to $142 million in Adjusted EBITDA* in fiscal 2023.

As always, we will stay focused on the things we can control. Our capital allocation priorities are generating cash, paying down debt, evaluating growth opportunities and opportunistically buying back our stock.”

*When Quanex provides expectations for Adjusted EBITDA on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures is generally not available without unreasonable effort. Certain items required for such a reconciliation are outside of the Company’s control and/or cannot be reasonably predicted or estimated, such as the provision for income taxes.

Conference Call and Webcast Information

The Company has also scheduled a conference call for Friday, March 10, 2023 at 11:00 a.m. ET (10:00 a.m. CT) to discuss the release. A link to the live audio webcast will be available on Quanex’s website at http://www.quanex.com in the Investors section under Presentations & Events.

Participants can pre-register for the conference call using the following link: https://register.vevent.com/register/BIc7e66b8a6c024100847adde656098b34

Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, it is recommended that participants dial into the conference call ten minutes ahead of the scheduled start time. A replay will be available for a limited time on the Company’s website at http://www.quanex.com in the Investors section under Presentations & Events.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, vinyl fencing, solar, refrigeration and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

For more information contact Scott Zuehlke, Senior Vice President, Chief Financial Officer & Treasurer, at 713-877-5327 or scott.zuehlke@quanex.com.

Non-GAAP Terminology Definitions and Disclaimers

Adjusted Net Income (defined as net income further adjusted to exclude purchase price accounting inventory step-ups, transaction costs, certain severance charges, gain/loss on the sale of certain fixed assets, restructuring charges, asset impairment charges, other net adjustments related to foreign currency transaction gain/loss and effective tax rates reflecting impacts of adjustments on a with and without basis) and Adjusted EPS are non-GAAP financial measures that Quanex believes provide a consistent basis for comparison between periods and more accurately reflects operational performance, as they are not influenced by certain income or expense items not affecting ongoing operations. EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net) and Adjusted EBITDA (defined as EBITDA further adjusted to exclude purchase price accounting inventory step-ups, transaction costs, certain severance charges, gain/loss on the sale of certain fixed assets, restructuring charges and asset impairment charges) are non-GAAP financial measures that the Company uses to measure operational performance and assist with financial decision-making.  Net Debt is defined as total debt (outstanding balance on the revolving credit facility plus financial lease obligations) less cash and cash equivalents. The leverage ratio of Net Debt to LTM Adjusted EBITDA is a financial measure that the Company believes is useful to investors and financial analysts in evaluating Quanex’s leverage. In addition, with certain limited adjustments, this leverage ratio is the basis for a key covenant in the Company’s credit agreement. Free Cash Flow is a non-GAAP measure calculated using cash provided by operating activities less capital expenditures. Quanex uses the Free Cash Flow metric to measure operational and cash management performance and assist with financial decision-making.   Free Cash Flow is measured before application of certain contractual commitments (including capital lease obligations), and accordingly is not a true measure of the Company’s residual cash flow available for discretionary expenditures. Quanex believes Free Cash Flow is useful to investors in understanding and evaluating the Company’s financial and cash management performance. Quanex believes that the presented non-GAAP measures provide a consistent basis for comparison between periods and will assist investors in understanding the Company’s financial performance when comparing results to other investment opportunities.  The presented non-GAAP measures may not be the same as those used by other companies. Quanex does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with U.S. GAAP.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the following: impacts from public health issues (including pandemics, such as the recent COVID-19 pandemic) on the economy and the demand for Quanex’s products, the Company’s future operating results, future financial condition, future uses of cash and other expenditures, expenses and tax rates, expectations relating to Quanex’s industry, and the Company’s future growth, including any guidance discussed in this press release. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022, and the Company’s Quarterly Reports on Form 10-Q under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,
	2023	2022

Net sales	$261,916	$267,040
Cost of sales	210,149	211,834
Selling, general and administrative	36,744	30,823
Depreciation and amortization	10,620	10,257
Operating income	4,403	14,126
Interest expense	(2,259)	(523)
Other, net	218	54
Income before income taxes	2,362	13,657
Income tax expense	(453)	(2,418)
Net income	$1,909	$11,239

Earnings per common share, basic	$0.06	$0.34
Earnings per common share, diluted	$0.06	$0.34

Weighted average common shares outstanding:
Basic	32,951	33,124
Diluted	33,137	33,298

Cash dividends per share	$0.08	$0.08

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$43,055	$55,093
Accounts receivable, net	84,672	96,018
Inventories, net	127,735	120,890
Prepaid and other current assets	11,146	8,664
Total current assets	266,608	280,665
Property, plant and equipment, net	242,030	180,400
Operating lease right-of-use assets	45,996	56,000
Goodwill	184,706	137,855
Intangible assets, net	83,401	65,035
Other assets	4,285	4,662
Total assets	$827,026	$724,617

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,093	$77,907
Accrued liabilities	46,064	52,114
Income taxes payable	1,624	1,049
Current maturities of long-term debt	1,996	1,046
Current operating lease liabilities	7,213	7,727
Total current liabilities	119,990	139,843
Long-term debt	151,682	29,628
Noncurrent operating lease liabilities	39,725	49,286
Deferred pension benefits	-	3,917
Deferred income taxes	23,249	22,277
Other liabilities	16,692	14,831
Total liabilities	351,338	259,782
Stockholders’ equity:
Common stock	372	372
Additional paid-in-capital	249,730	251,947
Retained earnings	336,704	337,456
Accumulated other comprehensive loss	(38,050)	(49,422)
Treasury stock at cost	(73,068)	(75,518)
Total stockholders’ equity	475,688	464,835
Total liabilities and stockholders' equity	$827,026	$724,617

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Three Months Ended January 31,
	2023	2022
Operating activities:
Net income	$1,909	$11,239
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10,620	10,257
Stock-based compensation	679	552
Deferred income tax	179	854
Other, net	1,509	1,218
Changes in assets and liabilities:
Decrease in accounts receivable	20,502	8,340
Decrease (increase) in inventory	645	(25,318)
Increase in other current assets	(1,431)	(3,534)
Decrease in accounts payable	(21,379)	(8,391)
Decrease in accrued liabilities	(12,686)	(18,248)
Increase in income taxes payable	536	1,391
Increase (decrease) in deferred pension benefits	7	(80)
Increase in other long-term liabilities	1,461	404
Other, net	584	(335)
Cash provided by (used for) operating activities	3,135	(21,651)
Investing activities:
Business acquisition	(92,000)	-
Capital expenditures	(7,582)	(7,370)
Proceeds from disposition of capital assets	98	10
Cash used for investing activities	(99,484)	(7,360)
Financing activities:
Borrowings under credit facilities	102,000	28,000
Repayments of credit facility borrowings	(15,000)	(3,000)
Repayments of other long-term debt	(579)	(228)
Common stock dividends paid	(2,661)	(2,587)
Issuance of common stock	99	55
Payroll tax paid to settle shares forfeited upon vesting of stock	(545)	(1,383)
Cash used for financing activities	83,314	20,857
Cash provided by financing activities	997	(188)
Decrease in cash and cash equivalents	(12,038)	(8,342)
Cash and cash equivalents at beginning of period	55,093	40,061
Cash and cash equivalents at end of period	$43,055	$31,719

QUANEX BUILDING PRODUCTS CORPORATION
FREE CASH FLOW AND NET DEBT RECONCILIATION
(In thousands)
(Unaudited)

The following table reconciles the Company's calculation of Free Cash Flow, a non-GAAP measure, to its most directly comparable GAAP measure. The Company defines Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended January 31,
	2023	2022
Cash provided by (used for) operating activities	$3,135	(21,651)
Capital expenditures	(7,582)	(7,370)
Free Cash Flow	($4,447)	($29,021)

The following table reconciles the Company's Net Debt which is defined as total debt principal of the Company plus finance lease obligations minus cash.

	As of January 31,
	2023	2022
Revolving credit facility	$100,000	$63,000
Finance lease obligations (1)	55,122	15,048
Total debt (2)	155,122	78,048
Less: Cash and cash equivalents	43,055	31,719
Net Debt	$112,067	$46,329

(1) Includes $53.2 million and $13.8 million in real estate lease liabilities considered finance leases under U.S. GAAP for the three months ended January 31, 2023 and January 31, 2022, respectively..
(2) Excludes outstanding letters of credit.

QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
LAST TWELVE MONTHS ADJUSTED EBITDA RECONCILIATION
(In thousands, except per share data)
(Unaudited)

Reconciliation of Last Twelve Months Adjusted EBITDA	Three Months Ended January 31, 2023	Three Months Ended October 31, 2022	Three Months Ended July 31, 2022	Three Months Ended April 30, 2022	Total
	Reconciliation	Reconciliation	Reconciliation	Reconciliation	Reconciliation
Net income as reported	$1,909	$24,667	$25,908	$26,522	$79,006
Income tax expense	453	3,329	7,801	7,879	19,462
Other, net	(218)	(136)	(398)	(453)	(1,205)
Interest expense	2,259	710	724	602	4,295
Depreciation and amortization	10,620	9,555	9,734	10,563	40,472
EBITDA	15,023	38,125	43,769	45,113	142,030
Selling, general and administrative(1)	5,448	564	419	131	6,562
Adjusted EBITDA	$20,471	$38,689	$44,188	$45,244	$148,592

(1) Transaction and advisory fees.

QUANEX BUILDING PRODUCTS CORPORATION
NON-GAAP FINANCIAL MEASURE DISCLOSURE
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
Reconciliation of Adjusted Net Income and Adjusted EPS	January 31, 2023			January 31, 2022
	Net Income	Diluted EPS		Net Income	Diluted EPS
Net income as reported	$1,909	$0.06		$11,239	$0.34
Net income reconciling items from below	4,154	$0.12		33	$-
Adjusted net income and adjusted EPS	$6,063	$0.18		$11,272	$0.34

Reconciliation of Adjusted EBITDA	Three Months Ended January 31, 2023			Three Months Ended January 31, 2022
	Reconciliation			Reconciliation
Net income as reported	$1,909			$11,239
Income tax expense	453			2,418
Other, net	(218)			(54)
Interest expense	2,259			523
Depreciation and amortization	10,620			10,257
EBITDA	15,023			24,383
EBITDA reconciling items from below	5,448			-
Adjusted EBITDA	$20,471			$24,383

Reconciling Items	Three Months Ended January 31, 2023			Three Months Ended January 31, 2022
	Income Statement	Reconciling Items		Income Statement	Reconciling Items
Net sales	$261,916	$-		$267,040	$-
Cost of sales	210,149	-		211,834	-
Selling, general and administrative	36,744	(5,448)	(1)	30,823	-
EBITDA	15,023	5,448		24,383	-
Depreciation and amortization	10,620	-		10,257	-
Operating income	4,403	5,448		14,126	-
Interest expense	(2,259)	-		(523)	-
Other, net	218	(42)	(2)	54	41	(2)
Income before income taxes	2,362	5,406		13,657	41
Income tax expense	(453)	(1,252)	(3)	(2,418)	(8)	(3)
Net income	$1,909	$4,154		$11,239	$33

Diluted earnings per share	$0.06			$0.34

(1) Transaction and advisory fees.
(2) Foreign currency transaction (gains) losses.
(3) Impact on a with and without basis.

QUANEX BUILDING PRODUCTS CORPORATION
SELECTED SEGMENT DATA
(In thousands)
(Unaudited)

This table provides gross margin, operating (loss) income, EBITDA, and Adjusted EBITDA by reportable segment. Non-operating expense and income tax expense are not allocated to the reportable segments.
	NA Fenestration	EU Fenestration	NA Cabinet Components	Unallocated Corp & Other	Total
Three months ended January 31, 2023
Net sales	$152,980	$54,952	$54,674	$(690)	$261,916
Cost of sales	124,717	37,703	48,056	(327)	210,149
Gross Margin	28,263	17,249	6,618	(363)	51,767
Gross Margin %	18.5%	31.4%	12.1%		19.8%
Selling, general and administrative	13,295	7,505	4,873	11,071	36,744
Depreciation and amortization	5,245	2,348	2,934	93	10,620
Operating income (loss)	9,723	7,396	(1,189)	(11,527)	4,403
Depreciation and amortization	5,245	2,348	2,934	93	10,620
EBITDA	14,968	9,744	1,745	(11,434)	15,023
Transaction and advisory fees	-	-	-	5,448	5,448
Adjusted EBITDA	$14,968	$9,744	$1,745	$(5,986)	$20,471
Adjusted EBITDA Margin %	9.8%	17.7%	3.2%		7.8%

Three months ended January 31, 2022
Net sales	$146,631	$58,914	$62,353	$(858)	$267,040
Cost of sales	115,964	41,227	55,073	(430)	211,834
Gross Margin	30,667	17,687	7,280	(428)	55,206
Gross Margin %	20.9%	30.0%	11.7%		20.7%
Selling, general and administrative	14,377	7,303	5,270	3,873	30,823
Depreciation and amortization	4,139	2,569	3,463	86	10,257
Operating income (loss)	12,151	7,815	(1,453)	(4,387)	14,126
Depreciation and amortization	4,139	2,569	3,463	86	10,257
EBITDA	16,290	10,384	2,010	(4,301)	24,383
Adjusted EBITDA	$16,290	$10,384	$2,010	$(4,301)	$24,383
Adjusted EBITDA Margin %	11.1%	17.6%	3.2%		9.1%

QUANEX BUILDING PRODUCTS CORPORATION
SALES ANALYSIS
(In thousands)
(Unaudited)

	Three Months Ended January 31,
	2023	2022

NA Fenestration:
United States - fenestration	$120,767	$128,367
International - fenestration	5,127	9,136
United States - non-fenestration	23,066	6,716
International - non-fenestration	4,020	2,412
	$152,980	$146,631
EU Fenestration:(1)
International - fenestration	$42,354	$44,621
International - non-fenestration	12,598	14,293
	$54,952	$58,914
NA Cabinet Components:
United States - fenestration	$3,908	$3,765
United States - non-fenestration	50,049	57,767
International - non-fenestration	717	821
	$54,674	$62,353
Unallocated Corporate & Other:
Eliminations	$(690)	$(858)
	$(690)	$(858)

Net Sales	$261,916	$267,040

(1) Reflects a reduction of $6.0 million in revenue associated with foreign currency exchange rate impacts for the three months ended January 31, 2023.